Exhibit 99.1

BlastGard® International Reports Extension on Warrants

October 20, 2008 -- Tampa, FL -- BlastGard International, Inc. (OTCBB: BLGA), the creator of blast mitigation products and services, today announced that the Board of Directors agreed to extend the expiration date for an additional 92 days of privately placed warrants to purchase 9,264,970 shares that would otherwise have expired at the close of business on October 20, 2008. These warrants which were exercisable at $.45 per share will now be exercisable at a reduced exercise price of $.10 per share through the close of business on January 20, 2009. All shares issuable upon exercise of the warrants would contain an appropriate restrictive legend.

As a result of the Board’s action, the anti-dilution provisions of all other outstanding warrants will result in the reduction of the exercise price of our outstanding Class A, Class C, Class D, Class E and Class F Warrants to an exercise price of $.10 per share. In the case of the Class C, D, E and F Warrants, it will also cause there to be an increase in the number of shares purchasable thereunder.  As a result of the Board’s actions, if all outstanding warrants at $.10 per share were exercised, of which there can be no assurances, the Company would receive up to $2,477,042 from the issuance and sale of 24,770,424 shares of Common Stock. We can provide no assurances that any warrants will be exercised.

The Board of Directors also agreed to reduce the exercise price on all the options (which varied in exercise prices from $.45 to $2.00 per share) to $.10 per share for all options granted to active consultants, legal, board members and management.

In an effort to further reduce the Company’s monthly overhead by an additional 20%, the Board and its Chief Executive Officer, Andrew McKinnon, agreed to pay Mr. McKinnon, effective December 2008, his monthly salary pursuant to his employment contract in BlastGard common stock based on a 15% discount to the fair market value of the Company’s Common Stock based on the ten preceding trading days prior to the conversion date. The fair market value of the Company’s Common Stock is defined as the average of the closing sales price of the Company’s Common Stock on the OTC Electronic Bulletin Board for the ten trading days preceding the last day of each month (conversion date of the monthly salary).  The salary conversion shall not at any time be convertible at a conversion price below $.10 per share (the “Floor Price”).

About BlastGard International, Inc.

BlastGard International, Inc. creates, designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology is being used to create new, finished products or to retrofit to existing products. BlastWrap® is a concept (not a chemical compound) from which blast protection products are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

``Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:

BlastGard International, Inc.

Michael J. Gordon

(727) 592-9400